MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/21/2004	Regents of the Univ of Calif. Hospital 5% 5/15/39	256,165,000	10,000,000	Citigroup
05/06/2004	Garden St. Preservation Trust 5.8% 11/1/21-23	500,000,000	12,775,000	Bear Stearns
05/20/2004	Houston Comb Util Sys 5.25% 5/15/22-26	1,652,220,000	50,000,000	Bear Stearns
06/03/2004	Commonwealth of Mass 5.25% 1/1/25-27	686,715,000	17,000,000	Bear Stearns